Exhibit 5.1

Vorys, Sater, Seymour and Pease LLP Legal Counsel	221 East Fourth St. Suite 2000, Atrium Two PO Box 0236 Cincinnati, OH 45201-0236 513-723-4000 | www.vorys.com Founded 1909

March 25, 2011

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512-3272

Ladies and Gentlemen:

We have acted as counsel to First Defiance Financial Corp., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-163014) of the Company (the “Registration Statement”) filed on November 10, 2009 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), ”), the related base prospectus (the “Base Prospectus”) included therein and the prospectus supplement, dated March 25, 2011 (the “Prospectus Supplement”) of the Company filed with the Commission, relating to the issuance and sale of 1,600,800 (the “Offered Securities”) of the Company’s common shares, $0.01 par value per share, that are being issued and sold in accordance with the underwriting agreement (the “Underwriting Agreement”), dated March 23, 2011, between the Company and Keefe Bruyette & Woods, Inc., as the representative of the several underwriters identified in Schedule A of the Underwriting Agreement (the “Representative”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of giving the opinion expressed below, we have examined originals or certified, conformed or reproduction copies, and have relied upon the accuracy, without independent verification or investigation, of the following:

1.	the Underwriting Agreement;

2.	the Company’s Articles of Incorporation, as amended and currently in effect;

3.	the Company’s Code of Regulations, as amended and currently in effect;

4.	the records of proceedings and actions of the Company’s Board of Directors relating to the transaction described in the Underwriting Agreement relating to the issuance and sale of the Offered Securities and related matters;

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First Defiance Financial Corp.

March 25, 2011

5.	the Registration Statement and the Base Prospectus included therein, in the form in which the Registration Statement was transmitted to the Commission under the Securities Act;

6.	the Prospectus Supplement in the form in which it was transmitted to the Commission under the Securities Act; and

7.	such other records of the Company and certificates of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

In our examinations, we have assumed: (i) the correctness of information contained in all records, documents and certificates examined by us, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals, the authority of all individuals entering and maintaining records, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies and the authenticity of all such originals of such copies; (ii) except with respect to the Company, the due completion, authorization, execution and delivery of all documents and instruments examined by us and the consideration recited therein; (iii) that the Representative has the power and authority to execute, deliver and perform the Underwriting Agreement and to perform its obligations thereunder, and all such actions have been duly and validly authorized by all necessary proceedings by the Representative; (iv) except with respect to the Company, that the Underwriting Agreement constitutes a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms; and (v) that the laws of any jurisdiction other than the State of Ohio which may govern the Underwriting Agreement are not inconsistent with the laws of the State of Ohio in any manner material to the opinion expressed in this opinion letter. We also have assumed that all actions to register and qualify the Offered Securities for sale under all applicable state securities laws will be accomplished prior to the offer and sale of the Offered Securities.

Based upon the foregoing examination and in reliance thereon and the assumptions made herein, we are of the opinion that the Offered Securities to be sold pursuant to the Underwriting Agreement have been duly authorized and validly issued and, when sold pursuant to the Registration Statement, the Base Prospectus and the Prospectus Supplement and when delivered against payment of the consideration therefor in accordance with the terms and conditions set forth in the Underwriting Agreement, the Offered Securities will be fully paid and nonassessable.

The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions

First Defiance Financial Corp.

March 25, 2011

expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Underwriting Agreement and the Offered Securities to be purchased thereunder (the “Form 8-K”), which is filed in connection with the Registration Statement and incorporated therein by reference.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 8-K and to the reference to our firm therein and in the Registration Statement, the Base Prospectus and the Prospectus Supplement under the caption “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP